Exhibit 21
TEMPLE-INLAND INC.
SUBSIDIARIES
All Subsidiaries are wholly-owned unless noted otherwise.

Jurisdiction of
Subsidiary Name	Incorporation
TIN Inc.	Delaware
Corporate Commercial Realty, Inc.	Delaware
Del-Tin Fiber L.L.C. (50%)	Delaware
GCC Southeastern Corporation	Delaware
Gaylord Container de Mexico, S.A. de C.V.	Mexico
El Morro Corrugated Box Corporation	Delaware
El Morro Corrugated Box Corporation	Puerto Rico
Sabine River & Northern Railroad Company	Texas
Harima M.I.D, Inc. (25%)	Japan
Inland International Holding Company	Delaware
CLS, S.A. de C.V.	Mexico
Crockett Baja, S.A. de C.V.	Mexico
TinCorr SA	Uruguay
Inland Corrugados de Mexico, S.A. de C.V.	Mexico
Grupo Inland, S.A. de C.V.	Mexico
Inland Corrugados de Monterrey, S.A. de C.V.	Mexico
IM Servicios, S.A. de C.V.	Mexico
Inland Paper Company, Inc.	Indiana
Midwest Sheets Company, LLC	Delaware
Schiffenhaus California, LLC (25%)	Delaware
Scotch Investment Company	Texas
Sunbelt Insurance Company	Texas
Templar Essex Inc	Delaware
Temple Associates, Inc.	Texas
Texas South-Eastern Railroad Company	Texas
TIN Land Financing LLC	Delaware
TIN Timber Financing LLC	Delaware
Temple-Inland Resource Company	Nevada
Temple-Inland Funding Corporation	Nevada